Exhibit 5.1

Our ref	JSN\655085\4182362v3
Direct	+852 2971 3005
Email	jenny.nip@maplesandcalder.com
Camelot Information Systems Inc.
P.O. Box 958, Pasea Estate
Road Town
Tortola
British Virgin Islands
[     ]
Dear Sirs
Camelot Information Systems Inc.
We have acted as British Virgin Islands legal advisers to Camelot Information Systems Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), that was first filed wtih the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 24 November 2010, relating to the follow-on offering and sale (“Follow-on Offering”) by the Company of [7,160,206] American Depositary Shares representing [28,640,824] Ordinary Shares of the Company (the “Follow-on Offering Ordinary Shares”).

1	DOCUMENTS REVIEWED
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:
1.1	the written resolutions of the board of directors dated 24 November 2010 (the “Follow-on Offering Board Resolutions”);

1.2	the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on [ ] including:
(a)	the Company’s Certificate of Incorporation dated 28 November 2000; and

(b)	the Company’s Second Memorandum and Articles of Association filed on 21 July 2010;
1.3	a certificate of incumbency dated [ ] issued by Morgan & Morgan Trust Corporation Limited (the “Certificate of Incumbency”);

1.4	a certificate from a Director of the Company addressed to this firm dated [ ], a copy of which is attached hereto (the “Director’s Certificate”); and

1.5	the Registration Statement.

2	ASSUMPTIONS
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the British Virgin Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Incumbency and the Director’s Certificate, as to matters of fact, without further verification and have relied upon the following assumptions, which we have not independently verified:
(i)	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

(ii)	all signatures, initials and seals are genuine;

(iii)	that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

(iv)	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations;

(v)	there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing; and

(vi)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Follow-on Offering Ordinary Shares.

3	OPINION
The following opinions are given only as to matters of British Virgin Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The issue of the Follow-on Offering Ordinary Shares will be duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members, the Follow-on Offering Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.2	The statements under the caption “Taxation” in the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	QUALIFICATIONS
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Yours faithfully
Maples and Calder